Exhibit 99.1
News Release
Weatherford Reports First Quarter Results
$0.10 per diluted share, before severance, exit and other adjustments
GENEVA, SWITZERLAND, April 21, 2011 — Weatherford International Ltd. (NYSE and SIX: WFT) today reported first quarter 2011 income of $78 million, or $0.10 per diluted share, excluding an after-tax loss of $18 million. On a GAAP basis, our net income for the first quarter of 2011 was $59 million, or $0.08 per diluted share. The excluded after-tax loss is comprised of the following items:
•	$9 million after-tax charge incurred in connection with the termination of a corporate consulting contract;

•	$8 million in after-tax severance; and

•	$1 million for investigation costs.
First quarter diluted earnings per share reflect an increase of $0.07 over the first quarter of 2010 diluted earnings per share of $0.03, before charges. Sequentially, the company’s first quarter diluted earnings per share, before charges, were $0.06 lower than the fourth quarter of 2010.
First quarter revenues were $2,856 million, or 23 percent higher than the same period last year, and down two percent sequentially. North America revenues increased 53 percent compared to the first quarter of 2010 while international revenues were up four percent over the same period.

Segment operating income of $353 million improved 38 percent year-over-year but was down 17 percent sequentially. Margin performance was held back primarily due to political turmoil in the Middle East and North Africa, unfavorable weather conditions and an equity tax enacted in Colombia.
The company expects earnings per share before excluded items of approximately $0.15 to $0.17 in the second quarter of 2011.
North America
Revenue increased eight percent sequentially and 53 percent compared to the first quarter of 2010. Canadian activity was strong while colder winter temperatures subdued progress in the United States. Operating income of $284 million improved $22 million sequentially, and margins increased 20 basis points to 20.9 percent.
Middle East/North Africa/Asia
Revenue decreased $109 million sequentially, or 16 percent, as political disruptions in the Middle East and North Africa and challenging weather events in Australia and China took a heavy toll, accounting for approximately two-thirds of the drop. Operating income declined $38 million sequentially, on decrementals of 35 percent.
Europe/West Africa/FSU
Revenue declined $18 million, or three percent, sequentially but was up 12 percent compared to the first quarter of 2010. The winter effect in the North Sea, Russia and Caspian were primarily responsible for the decline. Operating income declined $27 million sequentially. Contributing to the severe decrementals were increased employee-related costs, as well as higher fuel and transportation costs in Russia.
Latin America
Revenue decreased eight percent, or $36 million, on a sequential basis and declined four percent, or $17 million, compared to the first quarter of 2010. Mexico and Venezuela led the declines. Operating income fell $32 million sequentially. Approximately $16 million of the decline was due to the charge for the Colombia equity tax. Adjusting for this effect, decrementals were approximately 44 percent.
Net Debt
Net debt for the quarter increased $547 million primarily as a result of an increase in working capital of $365 million. The increase in working capital was largely driven by North America and Latin America.
Reclassifications and Non-GAAP
Non-GAAP performance measures and corresponding reconciliations to GAAP financial measures have been provided for meaningful comparisons between current results and results in prior operating periods.

Conference Call
The company will host a conference call with financial analysts to discuss the 2011 first quarter results on April 21, 2011 at 8:00 a.m. (CDT). The company invites investors to listen to a play back of the conference call and to access the call transcript at the company’s website, http://www.weatherford.com in the “investor relations” section.
Weatherford is a Swiss-based, multi-national oilfield service company. It is one of the largest global providers of innovative mechanical solutions, technology and services for the drilling and production sectors of the oil and gas industry. Weatherford operates in over 100 countries and employs over 55,000 people worldwide.
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Contacts:	Andrew P. Becnel	+41.22.816.1502
Chief Financial Officer

	Karen David-Green	+1.713.693.2530
Vice President — Investor Relations
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Weatherford’s prospects for its operations which are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in Weatherford International Ltd.’s reports and registration statements filed with the SEC, include the impact of oil and natural gas prices and worldwide economic conditions on drilling activity, the outcome of pending government investigations, the demand for and pricing of Weatherford’s products and services, domestic and international economic and regulatory conditions and changes in tax and other laws affecting our business, results of our tax planning efforts, effects of extreme weather conditions and global political instability. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary materially from those currently anticipated.

Weatherford International Ltd.
Consolidated Condensed Statements of Income
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months
	Ended March 31,
	2011	2010
Net Revenues:
North America	$1,360,472	$888,579
Middle East/North Africa/Asia	575,526	562,056
Europe/West Africa/FSU	510,423	453,759
Latin America	409,765	426,673

	2,856,186	2,331,067

Operating Income (Expense):
North America	283,697	108,432
Middle East/North Africa/Asia	10,804	75,714
Europe/West Africa/FSU	37,504	46,298
Latin America	21,091	26,074
Research and Development	(64,547)	(48,857)
Corporate Expenses	(55,829)	(45,058)
Revaluation of Contingent Consideration	—	(11,010)
Severance, Exit and Other Adjustments	(20,832)	(44,032)

	211,888	107,561

Other Income (Expense):
Interest Expense, Net	(112,506)	(95,339)
Devaluation of Venezuelan Bolivar	—	(63,859)
Other, Net	(18,566)	(9,218)

Income (Loss) Before Income Taxes	80,816	(60,855)

Benefit (Provision) for Income Taxes:
Provision for Operations	(21,798)	(29,883)
Benefit from Devaluation of Venezuelan Bolivar	—	23,973
Benefit from Severance, Exit and Other Adjustments	2,521	2,443

	(19,277)	(3,467)

Net Income (Loss)	61,539	(64,322)
Net Income Attributable to Noncontrolling Interest	(2,338)	(4,035)

Net Income (Loss) Attributable to Weatherford	$59,201	$(68,357)

Earnings (Loss) Per Share Attributable to Weatherford:
Basic	$0.08	$(0.09)
Diluted	$0.08	$(0.09)

Weighted Average Shares Outstanding:
Basic	747,468	737,865
Diluted	757,617	737,865

Weatherford International Ltd.
Selected Income Statement Information
(Unaudited)
(In Thousands)

	Three Months Ended
	3/31/2011	12/31/2010	9/30/2010	6/30/2010	3/31/2010
Net Revenues:
North America	$1,360,472	$1,263,643	$1,096,963	$917,696	$888,579
Middle East/North Africa/Asia	575,526	684,630	601,215	602,602	562,056
Europe/West Africa/FSU	510,423	528,380	496,113	506,177	453,759
Latin America	409,765	446,162	335,461	410,688	426,673

	$2,856,186	$2,922,815	$2,529,752	$2,437,163	$2,331,067

Operating Income (Expense):
North America	$283,697	$261,145	$199,029	$127,001	$108,432
Middle East/North Africa/Asia	10,804	49,222	65,718	73,993	75,714
Europe/West Africa/FSU	37,504	64,398	63,236	67,366	46,298
Latin America	21,091	52,960	40,914	41,991	26,074
Research and Development	(64,547)	(57,637)	(54,457)	(53,530)	(48,857)
Corporate Expenses	(55,829)	(43,283)	(41,907)	(42,670)	(45,058)
Revaluation of Contingent Consideration	—	15,349	90,011	(81,753)	(11,010)
Severance, Exit and Other Adjustments	(20,832)	(48,775)	(87,120)	(27,309)	(44,032)

	$211,888	$293,379	$275,424	$105,089	$107,561

Supplemental Information
(Unaudited)
(In Thousands)

	Three Months Ended
	3/31/2011	12/31/2010	9/30/2010	6/30/2010	3/31/2010
Depreciation and Amortization:
North America	$87,793	$83,996	$81,843	$81,040	$80,660
Middle East/North Africa/Asia	81,380	81,596	75,968	75,139	72,290
Europe/West Africa/FSU	56,594	53,408	56,960	52,371	49,271
Latin America	46,388	47,377	46,527	44,753	42,479
Research and Development	1,964	2,398	2,420	2,324	2,224
Corporate	2,936	3,075	3,491	2,943	2,781

	$277,055	$271,850	$267,209	$258,570	$249,705

We report our financial results in accordance with generally accepted accounting principles (GAAP). However, Weatherford’s management believes that certain non-GAAP performance measures and ratios may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure we may present from time to time is operating income or income from continuing operations excluding certain charges or amounts. This adjusted income amount is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for operating income, net income or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended March 31, 2011, December 31, 2010, and March 31, 2010. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.
Weatherford International Ltd.
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended
	March 31,	December 31,	March 31,
	2011	2010	2010
Operating Income:
GAAP Operating Income	$211,888	$293,379	$107,561
Severance, Exit and Other Adjustments	20,832	48,775	44,032
Revaluation of Contingent Consideration	—	(15,349)	11,010

Non-GAAP Operating Income	$232,720	$326,805	$162,603

Income (Loss) Before Income Taxes:
GAAP Income (Loss) Before Income Taxes	$80,816	$117,162	$(60,855)
Severance, Exit and Other Adjustments	20,832	48,775	44,032
Revaluation of Contingent Consideration	—	(15,349)	11,010
Devaluation of Venezuelan Bolivar	—	—	63,859
Bond Tender Premium	—	43,242	—

Non-GAAP Income (Loss) Before Income Taxes	$101,648	$193,830	$58,046

Benefit (Provision) for Income Taxes:
GAAP Benefit (Provision) for Income Taxes	$(19,277)	$(200,337)	$(3,467)
Legal Entity Reorganization Charges	—	157,699	—
Devaluation of Venezuelan Bolivar	—	—	(23,973)
Bond Tender, Severance, Exit and Other Adjustments	(2,521)	(24,301)	(2,443)

Non-GAAP Benefit (Provision) for Income Taxes	$(21,798)	$(66,939)	$(29,883)

Net Income (Loss) Attributable to Weatherford:
GAAP Net Income (Loss)	$59,201	$(86,331)	$(68,357)
Total Charges, net of tax	18,311 (a)	210,066 (b)	92,485 (c)

Non-GAAP Net Income	$77,512	$123,735	$24,128

Diluted Earnings (Loss) Per Share Attributable to Weatherford:
GAAP Diluted Earnings (Loss) per Share	$0.08	$(0.12)	$(0.09)
Total Charges, net of tax	0.02 (a)	0.28 (b)	0.12 (c)

Non-GAAP Diluted Earnings per Share	$0.10	$0.16	$0.03

Note (a):	This amount is comprised of a $9 million charge associated with terminating a corporate consulting contract and $8 million for severance costs. We also incurred investigation costs in connection with on-going investigations by the U.S. government.

Note (b):	This amount is comprised of a $34 million premium paid on tendering a portion of our senior notes, severance costs, a $21 million reserve taken against accounts receivable balances in Venezuela due to the country’s economic prognosis and a $15 million gain on the settlement of contingent consideration included as part of our acquisition of the Oilfield Services Division (“OFS”) of TNK-BP. We also incurred investigation costs in connection with on-going investigations by the U.S. government. In addition, we incurred a tax charge of $158 million primarily as a result of a tax reorganization initiative completed during the fourth quarter of 2010.

Note (c):	This amount is primarily comprised of a $38 million charge, net of tax, related to our supplemental executive retirement plan that was frozen on March 31, 2010 and a $40 million charge, net of tax, related to the devaluation of the Venezuelan Bolivar. In addition, we incurred a charge of $11 million for the revaluation of contingent consideration included as part of our OFS acquisition. We also incurred investigation costs in connection with on-going investigations by the U.S. government and severance charges and facility closure costs.

Weatherford International Ltd.
Consolidated Condensed Balance Sheet
(Unaudited)
(In Thousands)

	March 31,	December 31,
	2011	2010
Current Assets:
Cash and Cash Equivalents	$249,317	$415,772
Accounts Receivable, Net	2,923,062	2,629,403
Inventories	2,759,569	2,590,008
Other Current Assets	963,919	856,884

	6,895,867	6,492,067

Long-Term Assets:
Property, Plant and Equipment, Net	7,117,261	6,939,754
Goodwill	4,260,025	4,185,477
Other Intangibles, Net	735,494	730,429
Equity Investments	551,686	539,580
Other Assets	261,588	244,347

	12,926,054	12,639,587

Total Assets	$19,821,921	$19,131,654

Current Liabilities:
Short-term Borrowings and Current Portion of Long-term Debt	$619,490	$235,392
Accounts Payable	1,433,259	1,335,020
Other Current Liabilities	939,560	1,012,567

	2,992,309	2,582,979

Long-term Liabilities:
Long-term Debt	6,526,464	6,529,998
Other Liabilities	590,765	553,830

	7,117,229	7,083,828

Total Liabilities	10,109,538	9,666,807

Shareholders’ Equity:
Weatherford Shareholders’ Equity	9,650,984	9,400,931
Noncontrolling Interest	61,399	63,916

Total Shareholders’ Equity	9,712,383	9,464,847

Total Liabilities and Shareholders’ Equity	$19,821,921	$19,131,654

Weatherford International Ltd.
Net Debt
(Unaudited)
(In Thousands)

Change in Net Debt for the Three Months Ended March 31, 2011:
Net Debt at December 31, 2010	$(6,349,618)
Operating Income	211,888
Depreciation and Amortization	277,055
Severance, Exit and Other Adjustments	20,832
Capital Expenditures	(355,650)
Increase in Working Capital	(299,723)
Income Taxes Paid	(65,532)
Interest Paid	(175,925)
Acquisitions and Divestitures of Assets and Businesses, Net	(19,389)
Foreign Currency Contract Settlements	(54,128)
Other	(86,447)

Net Debt at March 31, 2011	$(6,896,637)

	March 31,	December 31,
	2011	2010
Components of Net Debt
Cash	$249,317	$415,772
Short-term Borrowings and Current Portion of Long-Term Debt	(619,490)	(235,392)
Long-term Debt	(6,526,464)	(6,529,998)

Net Debt	$(6,896,637)	$(6,349,618)

“Net Debt” is debt less cash. Management believes that Net Debt provides useful information regarding the level of Weatherford indebtedness by reflecting cash that could be used to repay debt.
Working capital is defined as accounts receivable plus inventory less accounts payable.